Exhibit 99

Environmental Power Announces Results for the First Quarter Of 2004

    PORTSMOUTH, N.H.--(BUSINESS WIRE)--May 12, 2004--Environmental Power Corporation (OTCBB: POWR), ("Environmental Power" or the "Company"), an industry leader in the innovative development of alternative and renewable clean energy systems, reported a 24% increase in net income to $1,428,851, or $0.05 per common share, compared to net income of $1,149,468 for the three months ended March 31, 2003, or $0.05 per common share, an increase of 24%. The increase in net income was primarily attributable to decrease in income tax expense.
    Power generation revenues, all attributable to Scrubgrass, decreased to $14,338,388 for the three months ended March 31, 2004 from $14,535,334 for the three months ended March 31, 2003. This decrease is due to a $745,031 reduction in accrued power generation revenues as a result of lowered straight-line lease expenses recorded under generally accepted accounting principles. Under the 22-year power sales agreement with Penelec, we record accrued power generation revenues and an offsetting amount of accrued lease expenses. Although our capacity factor dropped from 97.3% to 95.2% for the first quarter 2004, peak and off-peak energy revenues were up $548,458 because of a 5% increase in billable rates.
    Jeff Macartney, Chief Financial Officer said, "We had a solid quarter of performance from our Buzzard subsidiary and expect to have another successful year from this business unit. However, we are most excited by the start of construction on the first project of our Microgy subsidiary. We have raised additional capital which is being applied to the execution of our corporate strategy. We expect our first sales from these products in 2004 and see a profitable future."
    Kam Tejwani, Chief Executive Officer, stated, "The kick-off of the construction of the system at Five Star Dairy of Elk Mound, Wisconsin represents an important milestone. It heralds the beginning of a new era of our corporate history. Our current backlog of power generation projects employing Microgy's technology will provide us with years of growth and value to our shareholders." Mr. Tejwani added, "In addition to power plants based upon this technology, we are seeing great opportunities to capture the value of the biogas for purposes other than the generation of electricity. For example, our agreement with The Scoular Company will allow us to tap into new revenue sources by using biogas to generate thermal energy."




ENVIRONMENTAL POWER CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited) as of March 31, 2004 & December 31, 2003
----------------------------------------------------------------------
                                             March 31,    December 31,
                                                 2004         2003
ASSETS                                       (unaudited)
CURRENT ASSETS:
 Cash and cash equivalents                      $275,418   $1,444,870
 Restricted cash                               1,949,086    1,554,308
 Receivable from utility                      13,794,598   13,063,529
 Fuel inventory                                  983,278      485,021
 Other current assets                            125,669      194,104
                                            --------------------------
TOTAL CURRENT ASSETS                          17,128,049   16,741,832

PROPERTY, PLANT AND EQUIPMENT, NET               404,063     $435,516
LEASE RIGHTS, NET                              1,826,244    1,863,495
ACCRUED POWER GENERATION REVENUES             75,850,127   75,314,725
GOODWILL                                       4,912,866    4,912,866
UNRECOGNIZED PRIOR PENSION SERVICE COST          241,427      241,427
LICENSED TECHNOLOGY RIGHTS, NET                3,210,421    3,256,796
OTHER ASSETS                                     379,099      387,711

                                            --------------------------
 TOTAL ASSETS                               $103,952,296 $103,154,368

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued expenses        $9,807,083  $10,042,990
 Working capital loan                          1,490,000    2,433,261
 Other current liabilities                       207,183      389,535
                                            --------------------------
TOTAL CURRENT LIABILITIES                     11,504,266   12,865,786

DEFERRED GAIN, NET                             3,778,031    3,855,133
LONG TERM DEBT OBLIGATIONS                     4,540,915    4,499,190
ACCRUED LEASE EXPENSES                        75,850,127   75,314,725
                                            --------------------------
TOTAL LIABILITIES                             95,673,339   96,534,834

SHAREHOLDERS' EQUITY:
Preferred stock (1)                                    -            -
Preferred stock of subsidiary (2)                    100          100
Common stock (3)                                 275,770      272,638
Additional paid-in capital                     9,478,333    9,071,127
Retained earnings (accumulated deficit)           59,435   (1,368,166)
Accumulated other comprehensive loss            (324,815)    (324,815)
                                            --------------------------
                                               9,488,823    7,650,884

Treasury stock (4)                              (385,402)    (385,402)
Deferred compensation                           (178,516)           -
Notes receivable from officers and board
 members                                        (645,948)    (645,948)
                                            --------------------------
TOTAL SHAREHOLDERS' EQUITY                     8,278,957    6,619,534

                                            --------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $103,952,296 $103,154,368 See Notes to Condensed Consolidated
 Financial Statements.
----------------------------------------------------------------------
(1) $.01 par value; 2,000,000 shares authorized, no shares issued.

(2) no voting rights, no par value, 10 shares authorized; 10 shares issued as of March 31, 2004 and December 31, 2003, respectively

(3) $.01 par value; 50,000,000 shares authorized; 27,576,749 issued and 26,957,949 outstanding as of March 31, 2004; 27,263,749 issued and 26,644,735 outstanding as of December 31, 2003

(4) 619,014 shares at cost, as of March 31, 2004 and December 31, 2003






ENVIRONMENTAL POWER CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (unaudited) for the Three Months Ended March 31, 2004 and March 31, 2003
----------------------------------------------------------------------
                                                 Three Months Ended
                                               March 31,    March 31,
                                                  2004        2003
                                               (unaudited)(unaudited)
POWER GENERATION REVENUES                     $14,338,388 $14,535,334

COSTS AND EXPENSES:
 Operating expenses                             6,281,122   5,589,847
 Lease expenses                                 4,796,684   5,039,952
 General and administrative                     1,554,487   1,445,103
 Depreciation and amortization                    123,989     123,930
                                              ------------------------
                                               12,756,282  12,198,832

OPERATING  INCOME                               1,582,106   2,336,502

OTHER INCOME (EXPENSE):
 Interest income                                    6,296       6,482
 Interest expense                                (207,980)    (25,362)
 Amortization of deferred gain                     77,102      77,103
                                              ------------------------
                                                 (124,582)     58,223

INCOME BEFORE INCOME TAXES                      1,457,524   2,394,725

INCOME TAX EXPENSE                                 28,673   1,245,257

                                              ------------------------
NET INCOME                                      1,428,851   1,149,468

PREFERRED SECURITIES DIVIDEND REQUIREMENTS OF
 SUBSIDAIRY                                        (1,250)     (1,250)

                                              ------------------------
INCOME AVAILABLE TO COMMON SHAREHOLDERS        $1,427,601  $1,148,218

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
 Basic                                         26,752,612  21,814,465
 Diluted                                       29,939,390  21,826,499

EARNINGS PER COMMON SHARE
 Basic                                              $0.05       $0.05
 Diluted                                            $0.05       $0.05
 See Notes to Condensed Consolidated
  Financial Statements.
----------------------------------------------------------------------






ENVIRONMENTAL POWER CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (unaudited) for
Three Months Ended March 31, 2004 and March 31, 2003
----------------------------------------------------------------------
                                                 Three Months Ended
                                                 March 31,   March 31,
                                                   2004        2003
CASH FLOWS FROM OPERATING ACTIVITIES:          (unaudited) (unaudited)
Net income                                      $1,428,851 $1,149,468
Adjustments to reconcile net income to net cash
 provided by (used for)  operating activities:
 Depreciation and amortization                     123,989    123,930
 Amortization of deferred gain                     (77,102)   (77,103)
 Interest expense, accrued and added to balance
  of borrowing                                      79,363          -
 Non-cash, stock based compensation expense        231,822          -
 Accrued power generation revenues                (535,402)(1,280,433)
 Accrued lease expenses                            535,402  1,280,433
Changes in operating assets and liabilities:
 Increase in receivable from utility              (731,069)  (635,918)
 (Increase) decrease in other current assets      (429,822)    24,484
 (Increase) decrease in other assets                  (298)       827
 Decrease in accounts payable and accrued
  expenses                                        (235,907)  (695,384)
                                               -----------------------
Net cash provided by (used for) operating
 activities                                        389.827   (109,696)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Increase in restricted cash                      (394,778)  (226,130)
 Property, plant and equipment expenditures              -     (1,750)
                                               -----------------------
Net cash used for investing activities            (394,778)  (227,880)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividend payments on preferred stock of
  subsidiary                                        (1,250)    (1,250)
 Repayments under secured promissory note
  payable                                          (37,638)         -
 Repurchase of Treasury stock                            -    (21,274)
 Net (borrowings) repayments under working
  capital loan                                  (1,125,613)    79,875
                                               -----------------------
Net cash (used for) provided by financing
 activities                                     (1,164,501)    57,351

DECREASE IN CASH AND CASH EQUIVALENTS          $(1,169,452) $(280,225)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD   1,444,870    734,743

                                               -----------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD          $275,418   $454,518
See Notes to Condensed Consolidated
 Financial Statements.
----------------------------------------------------------------------



    ABOUT ENVIRONMENTAL POWER CORPORATION

    Environmental Power Corporation (OTCBB: POWR) is an entrepreneurial energy company established in 1982 with annual revenues in excess of $50 million. The company focuses on environmentally sound power generation and anaerobic digestion systems.
    Environmental Power is targeting its proposed anaerobic digestions systems to animal feeding operations in the U.S. with an estimated initial target market of approximately $6.7 billion and an estimated initial and expanded target market potential which exceed $14 billion. For more information visit the company's web site at www.environmentalpower.com.

    CAUTIONARY STATEMENT

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release such as statements concerning planned projects, statements regarding sales pipeline, backlog and revenue projections, statements containing the words "expects," "estimates," "anticipates," "believes," "projects" and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties involving development stage companies, uncertainties regarding project financing, the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing on a business plan, difficulties and uncertainties regarding acquisitions, technological uncertainties, risks relating to managing and integrating acquired businesses, unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with Environmental Power's or Microgy's projects, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which Environmental Power and Microgy operate and other factors, including those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, as well as other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. Environmental Power undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    For more information, please contact:

    jmacartney@environmentalpower.com
    www.environmentalpower.com

    CONTACT: Environmental Power Corporation
             Investor Contact
             Kam Tejwani, 603-431-1780
             ktejwani@environmentalpower.com
             or
             Media Contact
             Kate Dolan, 603-431-1780
             kdolan@environmentalpower.com